UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2009

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 7, 2009, Leadis Technology, Inc., a Delaware corporation (“Leadis”), entered into an Asset Purchase Agreement (the “Agreement”) with Integrated Device Technology, Inc. (“IDT”) pursuant to which IDT agreed to acquire certain assets related to Leadis’s touch sensor business (the “Touch Assets”), and assume specified liabilities related to the Touch Assets. The parties completed the transactions contemplated by the Agreement on June 10, 2009. The total cash consideration for the Touch Assets is $6.25 million. At the closing of the transaction (the “Closing”) on June 10, 2009, IDT paid Leadis $5.975 million of cash consideration, with an additional $275,000 to be paid 45 days after the Closing (subject to any indemnification claims made by IDT). IDT also offered employment to certain employees that were employed in Leadis’ touch sensor business.

The Agreement includes customary representations, warranties and covenants of Leadis and IDT. In addition, Leadis agreed not to solicit certain employees of IDT following the Closing. The Agreement contains a limited indemnity by Leadis for breaches of representations, warranties and covenants made by it in connection with the transaction.

The foregoing description of the Agreement and the transactions contemplated by the Agreement does not purport to be complete and qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information or disclosure about Leadis or IDT, contains representations and warranties made by Leadis and IDT. The assertions embodied in the representations and warranties were made solely for purposes of the Agreement and are subject to certain qualifications, limitations and exceptions agreed to by the parties in connection with negotiating the terms of the Agreement, including information contained in confidential disclosure schedules exchanged by the parties concurrent with execution of the Agreement. Accordingly, investors and stockholders should not rely on the representations and warranties contained in the Agreement as characterizations of the actual state of facts or circumstances, since the representations and warranties were made only as of a specific date and are modified by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a standard of materiality that is different from what might be viewed as material to investors or stockholders, or may have been used for purposes of allocating risk between the parties rather than establishing matters of fact. Moreover, information concerning the subject matter of representations and warranties in the Agreement may change after the date of the Agreement, which subsequent information may or may not be fully reflected in future public disclosures made by Leadis or IDT.

Item 2.01 – Completion of Acquisition or Disposition of Assets.

As described above in Item 1.01, on June 7, 2009, Leadis entered into an Asset Purchase Agreement (the “Agreement”) with Integrated Device Technology, Inc. (“IDT”) pursuant to which IDT agreed to acquire certain assets related to Leadis’s touch sensor business (the “Touch Assets”), and assume specified liabilities related to the Touch Assets. The parties completed the transactions contemplated by the Agreement on June 10, 2009.

The total cash consideration for the Touch Assets was $6.25 million. At the closing of the transaction (the “Closing”) on June 10, 2009, IDT paid Leadis $5.975 million of cash consideration, with an additional $275,000 to be paid 45 days after the Closing (subject to any indemnification claims made by IDT).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Asset Purchase Agreement, dated as of June 7, 2009, by and between Leadis Technology, Inc. and Integrated Device Technology, Inc.*

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Leadis hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.

Date: June 11, 2009	/s/ John K. Allen
John K. Allen
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of June 7, 2009, by and between Leadis Technology, Inc. and Integrated Device Technology, Inc.*

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Leadis hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.